UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2016

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3284 Northside Parkway NW Suite 150, Atlanta, GA	30327
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

_____________________ (Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 5, 2016 (the "Closing Date"), Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP") and Preferred Apartment Communities, Inc. (the "Company") entered into that certain Fourth Amended and Restated Credit Agreement (the "Fourth Amended and Restated Credit Agreement") with the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), KeyBank National Association, as administrative agent ( "Keybank") and Royal Bank of Canada, as documentation agent, to amend and completely restate the terms of the Third Amended and Restated Credit Agreement dated as of August 28, 2015 that governs PAC-OP's existing $70 million senior secured revolving credit facility (the "Revolving Facility"). The Fourth Amended and Restated Credit Agreement, among other things, increased the availability under the Revolving Facility from $70 million to $135 million with the ability to increase it to $300 million, subject to certain syndication and other requirements in the Fourth Amended and Restated Credit Agreement, extended the maturity date for the Revolving Facility and modified certain of the financial covenants. As of July 31, 2016, the outstanding balance on the Revolving Facility was approximately $20.5 million.

PAC-OP and the Company may use the available proceeds under the Revolving Facility, on an as needed basis, to fund investments, capital expenditures, dividends and working capital and other general corporate purposes. The Company is the general partner of, and as of June 30, 2016, owner of an approximately 96.4% interest in, PAC-OP.

The Revolving Facility has a maturity date of August 5, 2019, with an option, subject to certain conditions described therein, to extend the maturity date to August 5, 2020 (the "Maturity Date"). At PAC-OP's election, loans made under the Revolving Facility bear interest at a rate per annum equal to either: (x) the greater of: (1) to the Lender's "prime rate"; (2) the Federal Funds Effective Rate plus 0.5%; and (3) the Adjusted Eurodollar Rate for a one-month interest period plus 1.00%, (the "Base Rate"), or (y) the one-, two-, three-, or six-month per annum LIBOR for deposits in the applicable currency (the "Eurodollar Rate"), as selected by PAC-OP, plus an applicable margin.

On the Closing Date, the applicable margin for Eurodollar Rate loans under the Revolving Facility is 3.50% and the applicable margin for Base Rate loans under the Revolving Facility is 2.50%. Commencing with the fiscal quarter ending September 30, 2016, and continuing with each fiscal quarter thereafter, Keybank shall determine the applicable margin in accordance with the following matrix:

Leverage Ratio	Applicable Revolving Loan Margin for Base Rate Loans	Applicable Revolving Loan Margin for Eurodollar Loans
Greater than 60.0%	250 bps	350 bps
Greater than or equal to 50.0% but less than or equal to 60.0%	225 bps	325 bps
Less than 50.0%	200 bps	300 bps

Commitment fees on the average daily unused portion of the Revolving Facility are payable at a rate per annum of 0.35%. All Principal under the Revolving Facility is payable in full on the Maturity Date.

PAC-OP has the right to prepay amounts owing under the Revolving Facility, in whole or in part, without premium or penalty, subject to any breakage costs and minimum repayment amounts of $1,000,000 on Eurodollar Rate loans and $1,000,000 on Base Rate loans.

Interest on Base Rate loans is payable monthly in arrears on the first business day of each month. Interest on Eurodollar Rate loans is payable at the end of each interest rate period applicable thereto.

Borrowings under the Credit Facility continue to be secured by, among other things, a pledge by PAC-OP of 100% of the ownership of each of its current and future real estate loan subsidiaries (the "Real Estate Loan Subsidiaries"), a pledge by PAC-OP of 49% of the ownership (the "49% Pledged Interests") of each of its current and future real estate subsidiaries (the "Real Estate Subsidiaries"), a joint and several repayment guaranty from the Company and each of the Real Estate Loan Subsidiaries, and a collateral assignment of loan documents by each of the Real Estate Loan Subsidiaries and PAC-OP. In addition, PAC-OP and certain of its wholly owned indirect subsidiaries have entered into buy-sell agreements with Keybank for each of the Real Estate Subsidiaries so that, following a foreclosure by Keybank on the 49% Pledged Interests, Keybank can trigger a process where PAC-OP or one of its wholly owned indirect subsidiaries, as applicable, can buy the 49% Pledged Interest from Keybank or Keybank can buy the non-pledged 51% ownership interest of PAC-OP or one of its wholly owned indirect subsidiaries, as applicable, in each of such Real Estate Subsidiaries.

The description above of the terms of the Fourth Amended and Restated Credit Agreement, the buy-sell agreements and any other loan document are qualified in their entirety by the agreements and the form of Buy-Sell Agreement attached as Exhibits 10.1 through 10.4, respectively, to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in this report set forth under Item 1.01 is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1
Fourth Amended and Restated Credit Agreement dated as of August 5, 2016 among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P., the lenders party thereto and KeyBank National Association

10.2	Fourth Amended and Restated Guaranty dated as of August 5, 2016 by and among Preferred Apartment Communities, Inc., each of the guarantors party thereto and KeyBank National Association.
10.3
Fourth Amended and Restated Pledge and Security Agreement dated as of August 5, 2016 among Preferred Apartment Communities Operating Partnership, L.P., (the "Borrower"), each of the subsidiaries of the Borrower party thereto and KeyBank National Association.

10.4	Form of Buy-Sell Agreement with KeyBank National Association*

*	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on February 17, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: August 10, 2016	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
Senior Vice President, General Counsel and Secretary